UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: August 15, 2014

PMI CONSTRUCTION GROUP

(Exact name of registrant as specified in its charter)

Nevada	000-52790	95-4465933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

B56-B76, Songshan Lake Creative Life City Gongye West Road, Dongguan Guangdong, China
(Address of principal executive offices)

Registrant’s telephone number, including area code: 086-769-38832388

539 East Blackhawk Lane, Alpine, UT

(former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On August 15, 2014, PMI Construction Group (the “Registrant”), a Nevada corporation approved and acknowledged a Stock Purchase Agreement, entered into by and between certain shareholders of the Registrant, as Sellers, and Kung Fu Dragon Group Holdings Limited, a British Virgin Islands corporation, and NobleCorp Asset Management Ltd., a Labuan corporation, as Buyers, pursuant to which the Buyers purchased from the Sellers a total of 15,623,146 shares of common stock in the Registrant as well as three outstanding Company Promissory Notes.   Reference is made to Sections 5.01 and 5.02 herein which contain additional details relating to the Stock Purchase Agreement and Change of Control of the Registrant.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is filed as Exhibit 10.02 hereto and incorporated herein by reference.

ITEM 5.01 CHANGE IN CONTROL OF REGISTRANT

A change of control of the Registrant occurred on August 15, 2014.  As noted in Item 1.01, above, on August 15, 2014, two buyers,  Kung Fu Dragon Group Holdings Limited, a British Virgin Islands corporation (“Kung Fu Dragon”),  and NobleCorp Asset Management Ltd., a Labuan corporation  (“NobleCorp”) (together referred to as the “Buyers”), purchased a total of 15,623,146 shares of the issued and outstanding common stock of the Registrant (the “Shares”), pursuant to the terms of a Stock Purchase Agreement by and between the Buyers and a group of eight former shareholders of the Registrant (the “Sellers”).  The Shares represent approximately 90% of the Registrant’s issued and outstanding common stock, and as a result, the transaction resulted in a change of control of the Registrant.

Kung Fu Dragon was the purchaser of 12,498,517 of the Shares, representing approximately 72% of the Registrant’s issued and outstanding common stock, and NobleCorp was the purchaser of a total of 3,124,629 of the Shares, representing approximately 18% of the Registrant’s issued and outstanding common stock. Mr Wen Zhiguang, a Chinese citizen, owns 51% of the equity of of Kung Fu Dragon and Ms. Lona Liu, a Chinese citizen, owns 49% of the equity of Kung Fu Dragon, and as such both may be deemed to be one of the beneficial owners of the Shares purchased by Kung Fu Dragon.   Mr Eddy Kok owns 100% of the issued and outstanding common stock of NobleCorp, and may be deemed to be the beneficial owner of the Shares purchased by NobleCorp.

 In addition to purchasing a portion of the Shares, Kung Fu Dragon purchased three outstanding Promissory Notes (the “Notes”) of the Company from the holders of those Notes.   The Notes have an aggregate unpaid principal balance of $161,316.89, and two of the Notes, which have an aggregate unpaid principal of balance of $151,000.00, are convertible into shares of common stock of the Registrant at a price of $0.01 per share.

The amount of consideration for the purchase of the Shares and the Notes was an aggregate of U.S. $400,000 an amount supplied by the Buyers.  The Buyers used their own capital for the acquisition of the Shares.

ITEM 5.02 DEPRARTURES OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

In conjunction with the share purchase transaction between the Sellers and the Buyers, on August 15, 2014, Mr. Jeffery Peterson, the Registrant’s sole officer and director, resigned from his respective positions as the President, Chief Executive Officer and Chief Financial Officer of the Registrant.  His resignation was not due to a disagreement with the Company.   Mr. Peterson did not resign his position as a member of the board of directors.

On August 15, 2014, the board of directors of the Registrant appointed Ms Liu Yongming Lona as both a director of the Registrant, and as the Registrant’s President, Chief Executive Officer and Chief Financial Officer.  Ms Liu Yongming Lona does not have any employment agreements with the Registrant.

In addition to her work with the Registrant, since early 2013 Ms Liu Yongming Lona, has served as the deputy general manager of Dongguan Kung Fu Dragon TV Media Co., Limited, a Chinese corporation and has been responsible for the company’s strategic marketing function. From 2005 to 2012, Ms Liu was the general manager of Shenzhen Source of Nature Biotechnology Development Co., Limited, a Chinese corporation. Ms. Liu has over 10-years experience in marketing and administration function.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description of Document
10.02	Stock Purchase Agreement dated August 15, 2014 by and between Sellers and Kung Fu Dragon Group Holdings Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMI CONSTRUCTION GROUP

Date: August 21, 2014

/S/Liu Yongming
By:  Liu Yongming
Its:   Chief Executive Officer